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                                 EXHIBIT 10.19


                      DEVELOPMENT AND MARKETING AGREEMENT



    THIS AGREEMENT ("Agreement") between SUPERIOR TOMATO ASSOCIATES, L.L.C., a Delaware limited liability company ("STA"), AGRITOPE, INC., a Delaware corporation ("Agritope"), SUNSEEDS COMPANY, a _______________ corporation ("Sunseeds"), and ANDREW AND WILLIAMSON SALES COMPANY, INC., a _______________ corporation ("A&W") is effective as of the 19th day of February, 1996 ("Effective Date").

1.  Background.

    1.1 Concurrently with this Agreement, Agritope, Sunseeds and A&W are entering into an Operating Agreement of even date (the "Operating Agreement") for Superior Tomato Associates, L.L.C.

    1.2 The parties desire to combine Sunseeds' tomato seed genetics and know-how with Agritope's SAMase technology and know-how and A&W's growing, packing and distribution know-how to produce and commercialize in North America economically superior tomatoes for the fresh market; the product shall be fresh market cherry, roma and vine-ripened large fruited tomato varieties using seed developed by STA.

2.  Definition Of Terms.

    The words appearing in capitalized form throughout this Agreement shall have the meanings assigned to them in this Section 2.

    Affiliate means, for the company, an entity controlling, controlled by, or under common control with such company. "Control" for the purposes of this definition shall mean ownership of fifty percent (50%) or more of voting securities.

    Agritope Know-How means unpatented inventions, data, processes, compositions, techniques and other technical information proprietary to Agritope, which is solely owned by Agritope or which Agritope has the right to control the use of, relating to methods for ethylene regulation in the Field.

    Agritope Licensed Know-How means all Agritope Know-How in existence as of the Effective Date or created or acquired during the term of the Cooperative Development Work.

    Agritope Licensed Patents means all Agritope Patents in existence as of the Effective Date of this Agreement, or claiming an invention conceived or discovery made, or which are acquired, during the term of the Cooperative Development Work.

    Agritope Patents means all those United States and foreign patent applications and patents (a) listed on Schedule B to this Agreement to the extent of claims reading on methods for regulation of ethylene production, (b) all United States and foreign patent applications and patents, including continuations and divisions, claiming an invention conceived or discovery made (including any discovery or breeding of a Novel Variety) solely by employees and/or agents of Agritope pursuant to the Cooperative Development Work, that is necessary or useful to apply inventions in clause (a) to the Field, and (c) any reissues, re-examinations and foreign counterparts of the foregoing. As used in this definition, the word "patent" includes a certificate issued under the U.S. Plant Protection Act (and foreign counterparts thereof) and the words "patent application" includes an application for such certificate.

    Applicable Royalty Percentage for a particular variety of Product means the royalty percentage established pursuant to Section 6.1 of this Agreement as a function of the Savings Per Box for such variety of Product that is determined pursuant to Section 3.2 of this Agreement.

    Approved Grower means a grower approved pursuant to Section 10.1 of the Operating Agreement.

    Box means, for any variety of tomatoes, a box of a size in which such variety of tomatoes is most customarily packed.

    Comparison Tomato has the meaning set forth in Section 3.2.

    Cooperative Development Work means the Cooperative Development Work described in Section 3 of this Agreement.

    Cost of Goods for a product means the full cost of producing or acquiring the product, as determined by generally accepted cost accounting procedures. Cost of Goods shall not include general corporate allocations or other allocations which are not directly related to production of the item and shall not include amortization of development expenditures. In the event any item is acquired by a party from an Affiliate of such party, "cost of manufacturing or acquiring" shall be deemed to mean such Affiliate's cost of manufacturing or acquiring.

    The Field means seeds and fruit for fresh market cherry, roma and vine-ripened large fruited tomato varieties, which seeds and fruit contain recombinant genetic material that regulates production of ethylene.

    Joint Patents means all United States and foreign patent applications and patents, including continuations and divisions, claiming an invention conceived or discovery made (including any discovery or breeding of a Novel Variety) jointly by employees and/or agents of both Agritope and Sunseeds, including any reissues, re-examinations and all foreign counterparts thereof. Ownership of an invention shall conclusively be considered "joint" when one or more employees or agents from Agritope and one or more employees or agents from Sunseeds must be indicated as co-inventors or joint breeders under United States laws on the patent application. As used in this definition, the word "patent" includes a certificate issued under the U.S. Plant Protection Act (and foreign counterparts thereof) and the words "patent application" includes an application for such certificate.

    Net Sales means the gross invoice price of each variety of Product sold by A&W or its agents, on A&W's own behalf or on behalf of any growers, less the following items, but only insofar as such items are separately invoiced and included in the gross selling prices: (i) customs duties, import, export, excise, and sales taxes directly imposed with reference to particular sales;
(ii) costs of transportation; and (iii) credit for returns of defective Products. In the event of any transfer of Product in other than a bona fide arm's-length transaction exclusively for money, or any transfer of Product which otherwise does not result in customary sales revenue, such transfer shall be (unless the parties agree otherwise) deemed to constitute a sale at the then current average selling price for the Product.

    Novel Variety shall mean "novel variety", as such term is defined in the U.S. Plant Protection Act (7 U.S.C. Section 2541), as the same may be amended from time to time.

    Product means any product in the Field developed through the Cooperative Development Work under this Agreement.

    Project means the Cooperative Development Work performed by the Parties to develop, obtain regulatory approval and market a particular variety within the Field.

    Regulatory Approval means (1) in the United States, deregulation from the U.S.D.A. (or successor agency) and completion of food safety consultations with the FDA (or successor agency) for production and sales of the Product, or
(2) outside of the United States, analogous order(s) by non-U.S. governmental agencies which require regulatory approval prior to production and sales of a Product in such non-U.S. country.

    Savings Per Box  has the meaning set forth in Section 3.2.

    Sharing Payment means any payment provided for in Section 6 hereof.

    Sunseeds Know-How means unpatented inventions, data, processes, compositions, techniques and other technical information proprietary to Sunseeds, and biological material, which is solely owned by Sunseeds or which Sunseeds has the right to control the use of, relating to use of tomato varieties potentially applicable to the Field, including without limitation proprietary germplasm.

    Sunseeds Licensed Know-How means all Sunseeds Know-How in existence as of the Effective Date or created or acquired during the term of the Cooperative Development Work.

    Sunseeds Licensed Patents means all Sunseeds Patents in existence as of the effective date of this Agreement, or claiming an invention created, or discovery made, or which are acquired, during the term of the Cooperative Development Work.

    Sunseeds Patents means all those United States and foreign patent applications and patents (a) listed on Schedule C to this Agreement, (b) all United States and foreign patent applications and patents, including continuations and divisions, claiming an invention conceived or discovery made (including any discovery or breeding of a Novel Variety) solely by employees and/or agents of Sunseeds pursuant to the Cooperative Development Work that is necessary or useful to apply the inventions in clause (a), and any other matter included within the definition of Sunseeds Patents, to the Field, and
(c) any reissues, re-examinations and foreign counterparts of the foregoing. Sunseeds Patents also includes Sunseeds' biological material, including proprietary germplasm, to the extent it is covered by a patent or patent application. Without limiting the foregoing, Sunseeds Patents shall include all patent applications and patents on those varieties of tomatoes that may become the subject of Projects under this Agreement. As used in this definition, the word "patent" includes a certificate issued under the U.S. Plant Protection Act (and foreign counterparts thereof) and the words "patent application" includes an application for such certificate.

    Territory means the United States and Canada.

3.  Cooperative Development Work.

    3.1 Period; Objective. From the Effective Date, Agritope, Sunseeds and A&W shall work together to develop and obtain any required Regulatory Approval for Products for STA. STA shall from time-to-time approve specific Projects for different varieties of Product within the Field. In connection with such efforts, Sunseeds will furnish to Agritope tomato germplasm for the particular varieties to be developed in the Projects. Agritope will implant its genetic material into such germplasm. Sunseeds will make the foundation seed and hybrid seed. Sunseeds will conduct the breeding activities. Agritope and A&W will participate in the breeding activities, including selection of hybrid seed from foundation seed. A&W will supply the production acreage and distribution infrastructure for the development and testing of the Product.

    3.2 Production Testing; Agreement On Cost Savings. At such time as Agritope and Sunseeds conclude that a particular variety of Product is ready for production testing, they will so notify A&W. Using seeds provided by Sunseeds, A&W will then provide approximately 3-5 acres for production testing of such variety (covering as broad a range of growers and as many locations as possible) and will grow, or cause Approved Growers to grow, fruit under conditions resembling as nearly as possible the conditions of large scale commercial growing. STA will keep detailed records of the cost of growing, picking and packing such fruit, of the quantity produced, and of shrinkage, and will furnish such records to Agritope and Sunseeds. A&W will cooperate, and will obtain the cooperation of each Approved Grower, to furnish to STA information that STA may reasonably require for such record keeping. A&W will also grow, or cause Approved Growers to grow, and furnish to STA the same information concerning the cost of growing, picking and packing, and shrinkage of, an equivalent quantity of fruit of similar variety using seeds of the type A&W is then using most commonly in its commercial operations (the "Comparison Tomato"). Based upon such information (and other industry information as is available concerning growing, picking and packing of such tomato varieties) STA will determine in good faith the dollar amount per Box that may be reasonably expected to be saved by use of such Product, instead of the Comparison Tomato, in large scale commercial growing, picking and packing. Such dollar amount per Box, will be referred to in this Agreement as the "Savings Per Box." STA will inform Agritope, Sunseeds and A&W of such determination and provide them with the data supporting such determination.

    3.3 Exchange Of Information. During the term of the Cooperative Development Work, Agritope and Sunseeds will exchange with each other and share with STA all material information developed pursuant to the Cooperative Development Work, excluding the exchange of Agritope Know-How and information concerning Agritope Patents and Sunseeds Know-How and information concerning Sunseeds Patents, relating to the Field. Agritope and Sunseeds will also furnish to A&W all information concerning the Product that is pertinent to its production testing. A&W will share with STA and the other parties all material information concerning the Product developed by A&W in the course of growing, picking and packing the Product, including quantity and cost.

    3.4   Funding.

          (a) STA shall fund the Cooperative Development Work for each Project on a full cost-reimbursement basis in accordance with budgets pre-approved by STA. STA will have no obligations to fund any expenditures that are not within such approved budgets. STA will not reimburse parties for any costs incurred prior to the date of this Agreement.

          (b) Each party shall maintain detailed records which accurately identify costs and expenses incurred and paid in connection with the Cooperative Development Work for each specific Project. Each party shall submit this information to STA as of the last day of each month (or such alternative dates as STA may establish) for the preceding month and shall submit to STA on January 15 and July 15 of each year an estimate of expenses to be incurred during the current six months.

4.  Production And Supply Of Seeds.

    4.1 Sunseeds Responsibilities. Sunseeds will produce and store seeds for Product and ship such seeds on behalf of and at the direction of STA. STA will remit to Sunseeds Sunseeds' Cost of Goods for such seeds from STA's proceeds of sale of such seeds. Sunseeds shall at all times use its best efforts to supply STA's demand for seeds for Product.

    4.2   Seed Allocations.

          (a) A&W will have the first right each season to obtain its requirements of seeds for Product. A&W will provide to STA A&W's forecasts for seed six months prior to anticipated shipment, and firm orders for seed (which will not deviate from forecast by more than twenty percent (20%)) 60 days prior to shipment, which orders must be placed by June 1 and December 1 of each year. To the extent firm orders are not received by such dates, STA may allocate available seeds to third parties. A&W will pay to STA, no later than thirty (30) days after invoice, STA's Cost of Goods for such seeds, plus fifteen percent (15%) of such Cost of Goods.

          (b) If seeds remain in excess of A&W's requirements, STA may supply such seeds to third party Approved Growers on the such terms as STA deems advisable.

    4.3 Seed Specifications. Sunseeds shall supply seed for Product that shall meet the specifications for such seed as approved in writing by STA.

    4.4 Failure Of Sunseeds To Meet STA Requirements. To the extent that Sunseeds cannot meet STA's requirements for seed for Product, STA shall be free to obtain such seeds from a third party or parties. Sunseeds agrees to provide the third party that STA selects with the necessary information and Sunseeds Know-How to allow the third party to produce the seeds. As a condition to the disclosure to the third party, the third party will execute a non-disclosure agreement substantially in the form of Exhibit A of this Agreement.

    4.5 Restricted Rights; Labels. A&W will have the right to use the seed furnished under this Agreement solely to produce fruit in accordance with the terms of this Agreement and shall require Approved Growers not to propagate the seed or use it for other purposes. Sunseeds and A&W shall insure that all seeds provided under Section 4 and under Section 3.2 shall be provided under a label containing either the words "Unauthorized Propagation Prohibited" or "Unauthorized Seed Multiplication Prohibited" and, after a certificate issues under the U.S. Plant Protection Act, words such as "U.S. Protected Variety". Seeds transferred outside the United States will be transferred under comparable labels appropriate in the country to which the seeds are transferred.

5.  Marketing And Distribution Rights.

    5.1 Commercialization. A&W shall use best efforts to arrange for Approved Growers to grow fresh tomato Product, and to market and sell fresh tomato Product in the Territory. STA will not fund or reimburse any growing, picking, packing or distribution costs for production or sale of Product (including those expenses incurred pursuant to Section 3.2). A&W will market and sell all tomato Product under a trade name and mark to be determined by STA, which trade name and mark will be owned solely by STA.

    5.2 Reserved Right To Compete. Each party expressly reserves the right to research, develop and market products (expressly including tomato products) which compete indirectly or directly with the Products developed and marketed under this Agreement.

6.  Sharing Of Savings And Premium.

    6.1 Applicable Royalty Percentage. STA, in consultation with the other parties to this Agreement, and with the concurrence of at least two of the three other parties, will establish an Applicable Royalty Percentage for each variety of Product based on the Savings Per Box established pursuant to
Section 3.2. In conjunction with its commercialization efforts, A&W will require each Approved Grower to agree in writing to pay to STA, the Applicable Royalty Percentage. Any exceptions to the standard Applicable Royalty Percentage must be approved in writing by STA. In the event that A&W desires to act as an Approved Grower, the Applicable Royalty Percentage for A&W will be the Applicable Royalty Percentage established by STA or such other Applicable Royalty Percentage as STA and A&W shall negotiate. Notwithstanding any other provision hereof, no Approved Grower (including A&W) will receive any seed for Product, until such Approved Grower has entered into an agreement in form and substance satisfactory to STA committing to pay the Applicable Royalty Percentage.

    6.2 Sharing Payments. In consideration of the Cooperative Development Work to be undertaken and other obligations set forth herein, A&W agrees to pay STA as follows: No later than thirty (30) days after the first and all subsequent calendar months following the first sale of Product, A&W shall pay to STA for each variety of Product an amount equal to the Applicable Royalty Percentage multiplied by Net Sales of such variety of Product shipped in such month by A&W and by Approved Growers arranged by A&W. The Sharing Payments due and payable hereunder shall be computed for each calendar month in the currency in which the sale was made, but shall be definitively discharged by payment to STA in U.S. dollars converted from such currency using the closing spot exchange rate between the two currencies quoted in the Wall Street Journal (or, if not available, such other mutually agreeable financial publication of international circulation) in effect on the last business day of the calendar quarter to which the payment relates.

7.  Patents, Know-How, License Grants.

    7.1 Agritope Sole Ownership. Agritope shall own all Agritope Patents and Agritope Know-How.

    7.2 Sunseeds Sole Ownership. Sunseeds shall own all Sunseeds Patents and Sunseeds Know-How.

    7.3 A&W Sole Ownership. A&W shall own all A&W patents, trademarks and labels.

    7.4   Joint Patents; Rights In Product.

          (a) STA shall own, and is hereby assigned, all Joint Patents on inventions created or discoveries made in the Cooperative Development Work.

          (b) Within the Field STA shall use any Joint Patents solely for the development and sale of Products pursuant to this Agreement.

          (c) Whether or not any Product qualifies as a Joint Patent, the Product shall be owned by STA, and each party hereby assigns all rights in the Product to STA.

    7.5 Agritope License To STA. Subject to the terms and conditions of this Agreement, for Product whose production or sale is covered by a claim of an Agritope Licensed Patent, or which use Agritope Licensed Know-How, Agritope hereby grants STA a non-exclusive, paid-up, royalty free (except as provided herein), license, with the right to sublicense with the prior written approval of Agritope (not to be unreasonably withheld), under Agritope Licensed Patents and Agritope Licensed Know-How to produce or have produced and use, sell or have sold such Products, in the Territory.

    7.6 Sunseeds License To STA. Subject to the terms and conditions of this Agreement, for Product whose production or sale is covered by a claim of a Sunseeds Licensed Patent, or which use Sunseeds Licensed Know-How, Sunseeds hereby grants STA a non-exclusive, paid-up, royalty free (except as provided herein), license, with the right to sublicense with the prior written approval of Sunseeds (not to be unreasonably withheld), under Sunseeds Licensed Patents and Sunseeds Licensed Know-How to produce or have produced and use, sell or have sold such Products, in the Territory.

    7.7 Notice Of Sole Rights. After the Effective Date of this Agreement, a party asserting sole ownership of any patent rights or know-how in the Field developed pursuant to the Cooperative Development Work shall provide reasonable notice to STA of its intention to seek patent protection or to assert proprietary interest in such Know-How. STA shall have the right to a reasonable opportunity to review and comment on such assertions prior to patent applications being filed. Any dispute among the parties to this Agreement concerning such assertion shall be resolved by arbitration pursuant to Section 17.8 hereof.

    7.8 Regulatory Files. STA, Agritope and Sunseeds shall each have full access to all materials filed and correspondence with the U.S.D.A., FDA and other regulatory agencies in connection with the Cooperative Development Work and each Product, and shall be entitled to use and rely on such materials with respect to any regulatory approvals for a product sought by either, whether or not such product relates to this Agreement.

    7.9 Cooperation In Filings, Prosecution and Enforcement. Each party agrees to take such action and execute such documents as shall be necessary or appropriate for the filing of notices, certificates and acknowledgments of the licenses granted and assignments made hereunder, for the prosecution of all Joint Patents, and for the enforcement against third parties of all intellectual property rights of STA arising under this Agreement. Each party hereby grants to STA an irrevocable power-of-attorney coupled with an interest to undertake such activities and to execute and file all instruments necessary or appropriate in connection with such activities.

8.  Prosecution Of Patent Rights.

    8.1 Agritope Patents. Agritope shall have the right, but no obligation, to timely prepare, file, prosecute and maintain, under its exclusive control and at its expense, Agritope Patents.

    8.2 Sunseeds Patents. Sunseeds shall have the right, but no obligation, to timely prepare, file, prosecute and maintain, under its exclusive control and at its expense, Sunseeds patents.

    8.3 Joint Patents. STA shall employ counsel acceptable to Agritope and Sunseeds for the purpose of timely preparing, filing, prosecuting and maintaining Joint Patents. The reasonable expenses of preparing, filing, prosecuting and maintaining corresponding Joint Patents shall be borne by STA.

    8.4 Prior Art; Review And Comment. Agritope and Sunseeds shall each cooperate with the other to ensure that all prior art that is pertinent to the examination of a Joint Patent is brought to the attention of the other party. Each of the parties shall have the right to review and comment on substantive documents prepared in connection with the preparation, filing, prosecution and maintenance of the Joint Patents prior to the filing of such papers; however, such review and comment shall be performed expeditiously so as not to negatively affect patent rights.

9.  Trademarks.

    No party to this Agreement shall have the right to use any trademark of any other party without such party's prior written consent.

10. Confidential Information.

    10.1 Confidentiality Agreement. The use and disclosure of proprietary information shall be governed by the attached Schedule A Non-Disclosure Agreement. The Schedule A Non-Disclosure Agreement shall survive termination of this Agreement.

    10.2 Use Of Consultants. The parties contemplate that from time to time during the term of this Agreement third party technical consultants may be employed by either party in connection with the development of Products. The parties agree that information designated as confidential may be disclosed to such consultants provided that the other party is given reasonable notice of the circumstances and nature of the intended disclosure and that the disclosure is limited to information necessary to enable the technical consultant to provide technical consulting services. The consultant will be required to sign an agreement committing the consultant to protect such confidential information.

11. Reports.

    11.1  Quarterly Sales Reports.  Each monthly payment made to STA under
Section 6 shall be accompanied by a full and accurate accounting by A&W. Each such report shall include at least the following information for each type of Product as to each country during the month:

          (a)   The gross invoice price of each variety of Product shipped;

          (b) The applicable deductions from such invoice price to yield Net Sales for each variety of Product shipped; and

          (c)   Computation of the sharing payment due to STA pursuant to
Section 6.1 of this Agreement.

    11.2 Cost Of Goods. Sunseeds will furnish to STA, and STA will furnish A&W, reports on such party's Cost of Goods for seed Product shipped to such party.

12. Books And Records.

    12.1 Records. Each party shall keep full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all amounts owing to the other parties. Books of account maintained by the parties shall be kept at their principal place of business. All such reports and data shall be open for inspection on a confidential basis at all reasonable times and either Party may conduct at its own expense, once every year during normal business hours through an independent certified public accountant, an examination of the accounts contemplated above. If any audit shall show that the selling party underpaid the amounts due under this Agreement herein as to the period subject of the audit, then the party which underpaid shall immediately pay such deficiency with interest thereon in accordance with Section 12.3. If the underpayment shall exceed five percent (5%) of the amount owed for any calendar year, the party underpaying shall also reimburse the other for costs related to such audit.

    12.2 Retention. Books and records required to be maintained by the Parties hereunder shall be retained for at least three (3) years from the date of the payment to which they pertain.

    12.3 Interest. All payments due hereunder that are not paid when due and payable hereunder shall bear interest at an annual rate equal to 4% (four percent) above the U.S. dollar reference rate ("prime rate") charged from time to time by Bank of America N.T. & S.A. from the date due until paid or at such lower rate as shall be the maximum rate permitted by law.

13. Term.

    This Agreement shall continue so long as any Product is being developed or marketed under this Agreement, unless terminated earlier pursuant to
Section 14.

14. Breach.

    14.1 Material Breach. STA may terminate this Agreement as to any party for any material breach by such party of this Agreement or the Operating Agreement thirty (30) days after providing the other party with written details of the breach if the breach remains uncured at the end of the thirty
(30) day notice period. Any party may terminate its obligations under this Agreement for any material breach by STA thirty (30) days after providing STA with written details of the breach if the breach remains uncured at the end of such thirty (30) day notice period. In the event of any such termination as to a party, except arising from a material breach by STA, such party shall immediately deliver to STA all information and work in process developed under the Cooperative Development Work.

15. Representations And Indemnities.

    15.1 Agritope Representations. Agritope represents and warrants that as of the Effective Date:

          (a) It has granted no prior license or assignment of rights under the Agritope Patents in the Field.

          (b) There are no foreign or United States administrative, judicial or Patent and Trademark Office proceedings contesting the inventorship or ownership of any Agritope Patent that is likely to be embodied or used in a Product;

          (c) Neither the execution and delivery of this Agreement, nor the performance of the obligations of Agritope hereunder shall result in a violation, breach or event of default (or any event or condition which with notice or the passage of time or both would constitute an event of default) of or with respect to any agreement, mortgage, indenture or order of any court of competent jurisdiction binding upon Agritope or upon the property of Agritope;

          (d) It is party to no contract materially adverse to the obligations undertaken and rights granted in this Agreement;

          (e) It holds a patent to the SAMase gene and has obtained a license to the binary vector system to be used in developing the Product; it has consulted with patent counsel concerning the patent rights of third parties and, to the best of its knowledge, it is free to operate using its technology as contemplated in this Agreement without infringement of the rights of third parties. There is no assurance, however, that rights of third parties will not impinge on such freedom to operate.

    EXCEPT AS SET FORTH IN THIS SECTION 15.1, AGRITOPE MAKES NO
REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NON-INFRINGEMENT.

    15.2 Agritope Indemnification -- Representations And Warranties. Agritope shall indemnify STA for any losses sustained or expenses incurred by STA as a result of a breach by Agritope of any of the foregoing representations and warranties.

    15.3 Sunseeds Representations. Sunseeds represents and warrants to STA that as of the Effective Date:

          (a) It has granted no prior license or assignment of rights under the Sunseeds Patents that would materially impair its ability to develop, manufacture or sell Products.

          (b) There are no foreign or United States administrative, judicial or Patent and Trademark Office proceedings contesting the inventorship or ownership of any Sunseeds Patent that is likely to be embodied or used in a Product.

          (c) Neither the execution and delivery of this Agreement, nor the performance of the obligations of Sunseeds hereunder shall result in a violation, breach or event of default (or any event or condition which with notice or the passage of time or both would constitute an event of default) of or with respect to any agreement, mortgage, indenture, or order of any court of competent jurisdiction binding upon Sunseeds or upon the property of Sunseeds.

          (d) It is party to no contract materially adverse to the obligations undertaken in this Agreement.

          (e) It owns all rights in the tomato varieties and germplasm to be used in developing the Product; it has consulted with patent counsel concerning the patent rights of third parties and, to the best of its knowledge, it is free to operate using its technology as contemplated in this Agreement without infringement of the rights of third parties. There is no assurance, however, that rights of third parties will not impinge on such freedom to operate.

    EXCEPT AS SET FORTH IN THIS SECTION 15.3, SUNSEEDS MAKES NO
REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NON-INFRINGEMENT OF THE RIGHTS OF THIRD PARTIES.

    15.4 Sunseeds Indemnification -- Representations And Warranties. Sunseeds shall indemnify STA for losses sustained or expenses incurred by STA as a result of a breach by Sunseeds of the foregoing representations and warranties.

    15.5 A&W Representations. A&W represents and warrants to STA that as of the Effective Date:

          (a) Neither the execution and delivery of this Agreement, nor the performance of the obligations of A&W hereunder shall result in a violation, breach or event of default (or any event or condition which with notice or the passage of time or both would constitute an event of default) of or with respect to any agreement, mortgage, indenture, or order of any court of competent jurisdiction binding upon A&W or upon the property of A&W.

          (b) It is party to no contract materially adverse to the obligations undertaken in this Agreement.

    EXCEPT AS SET FORTH IN THIS SECTION 15.5, A&W MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

    15.6 A&W Indemnification -- Representations And Warranties. A&W shall indemnify STA for losses sustained or expenses incurred by STA as a result of a breach by A&W of the foregoing representations and warranties.

    15.7 STA Warranty Disclaimer. STA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT OR
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

16. Infringement; Third Party Licenses.

    16.1 Defense Of Third Party Infringement Suits. In the event that a third party shall make any claim or sue any party alleging that the production or sale of a Product (including, without limitation, seeds), infringes a patent of such third party, then STA shall have the option to control the defense of such suit. The parties shall provide reasonable cooperation in the defense of such suit and furnish all evidence in their control. All attorneys' fees as well as any judgments, settlements, or damages payable with respect to such claim or suit shall be the responsibility of STA. Notwithstanding the foregoing, if the claim or suit alleges that the third party's rights are infringed solely by technology licensed to STA by one of the three other parties to this Agreement, such party will indemnify, hold harmless and defend the other two of such parties from and against any judgments, settlements or damages they may be required to pay with respect to such suit. The indemnifying party will have the sole right to control the defense of such claim or suit. No party shall enter into any settlement that materially affects the other party's rights or interests without such other party's prior written consent, which consent shall not be unreasonably withheld.

    16.2 Suits For Infringement By Others. In the event any party becomes aware of any actual or threatened infringement in the Field of the Agritope Licensed Patents or the Agritope Licensed Know-How, or the Sunseeds Licensed Patents or Sunseeds Licensed Know-How, that party shall promptly notify STA and STA shall determine the most appropriate action to take. In the event STA does not take action against such alleged infringer within a reasonable period, not to exceed one hundred eighty (180) days, the owner of such patent rights or know-how shall be entitled to take action against the alleged infringer.

    16.3 Third Party Licenses. In the event that STA determines that it is necessary or advisable to obtain a license from a third party with respect to development, production or sale of Products, Agritope, Sunseeds and A&W will make equal contributions to the capital of STA to pay the amount of any lump sum license fee payable to such third party and the Applicable Royalty Percentage will be increased by the amount of royalty payable to such third party on the sale of Products.

17. General.

    17.1 Entire Agreement. This Agreement, the Operating Agreement and the Schedules hereto and thereto contain the entire agreement between the parties relating to the subject matter hereof and all prior understandings, representations and warranties between the parties are superseded; provided, however, that this Agreement does not limit any agreement restricting disclosure or use of confidential or proprietary information previously entered into between the parties. None of the terms of this Agreement shall be deemed to be waived or amended by any party unless such a waiver or amendment specifically references this Agreement and is in writing signed by the party to be bound.

    17.2 Relationship Of Parties. Each party acknowledges that it is not an agent of any other party to this Agreement and has no authority to speak for, represent, or obligate such other party in any way (except in the case of Agritope, acting in its capacity as Manager of STA). This Agreement does not and shall not be deemed to create any relationship of a joint venture or a partnership.

    17.3 Severability. The parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable by a court from which there is no appeal, or no appeal is taken, such sentence, paragraph, clause, or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic structure of this Agreement. In such event, the parties shall renegotiate this Agreement in good faith, but should such negotiations not result in a new agreement with ninety (90) days of the initiation of such negotiations, then this Agreement may be terminated by any party by thirty (30) days notice to the other.

    17.4 Force Majeure. Any party shall be excused from the performance of its obligations under this Agreement and shall not be liable for damages to the other if such performance is prevented by circumstances beyond its effective control. Such excuse from performance shall continue so long as the condition responsible for such excuse continues and for a thirty (30) day period thereafter. For the purposes of this Agreement, circumstances beyond the control of a party which excuse that party from performance shall include, but shall not be limited to, acts of God, acts, regulations or laws of any government including currency controls, war, civil commotion, commandeer, destruction of facility or materials by fire, earthquake, storm or other casualty, labor disturbances, judgment or injunction of any court, epidemic, and failure of public utilities or common carrier.

    17.5 Notices. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be effective when personally given or made or when placed in an envelope and deposited in the United States certified mail postage prepaid, return receipt requested, addressed as follows:

If to STA:                              If to Agritope, in care of:
c/o Agritope, Inc.                      Agritope, Inc.
8505 SW Creekside Pl.                   8505 SW Creekside Pl.
Beaverton, OR  97008                    Beaverton, OR  97008
Attention: Chief Executive Officer      Attention: Chief Executive Officer

with a copy to:                         with a copy to:

Howard G. Ervin                         Howard G. Ervin
Cooley Godward Castro Huddleson         Cooley Godward Castro Huddleson
& Tatum                                 & Tatum
One Maritime Plaza, 20th Floor          One Maritime Plaza, 20th Floor
San Francisco, CA  94111-3580           San Francisco, CA  94111-3580

If to Sunseeds:                         If to A&W:
Sunseeds Company                        Andrew and Williamson Sales Company,
18640 Sutter Blvd.                        Inc.
Morgan Hill, CA  95038                  9940 Marconi Drive
Attention: Chief Executive Officer      San Diego, CA  92173
                                        Attention: Chief Executive Officer





or to such other address as to which either party may notify the other.

      17.6 Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. This Agreement shall be assignable: (1) by either party without the consent of the other to any Affiliate of the party or more of the voting securities); (2) by either party with the written consent of the other; or (3) by either party without the consent of the other in connection with the purchase of substantially all the assets of its business to which this Agreement relates. Any attempted assignment which does not comply with the terms of this Section shall be void.

      17.7 Governing Law. This Agreement is deemed to have been executed in and shall be governed by and construed according to the laws of the State of California.

      17.8 Arbitration. Any disputes under this Agreement will be resolved by binding arbitration in San Francisco, California, in accordance with the commercial arbitration rules of the American Arbitration Association. Full discovery will be accorded in accordance with the California Code of Civil Procedure. The parties shall bear equally the costs and fees of the arbitration; however, the arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys' fees, disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and costs arising from the arbitration.

      In Witness Whereof, this Agreement is signed by duly authorized representatives of each party as of the Effective Date.

SUPERIOR TOMATO ASSOCIATES, L.L.C.        AGRITOPE, INC.

By:   Agritope, Inc.
      Its Manager


By:   /s/ Adolph J. Ferro                 By:   /s/ Adolph J. Ferro
      President/CEO                             President/CEO


Date: February 19, 1996                   Date: February 19, 1996


                                          ANDREW AND WILLIAMSON SALES COMPANY,
SUNSEEDS COMPANY                          INC.


By:   /s/ David Atkinson                  By:   /s/ Fred L. Williamson
      President/CEO                             Pres.

                                          Date: February 29, 1996
Date: February 21, 1996

                                   Exhibit A


                           NON-DISCLOSURE AGREEMENT

                              (MUTUAL DISCLOSURE)


This Agreement is incorporated by reference in the Development and Marketing Agreement by and among, Superior Tomatoes Association, L.L.C. ("STA"), Agritope, Inc., Sunseeds, Inc. and Andrew and Williamson Sales Company, Inc. to assure the protection and preservation of the confidential and or proprietary nature of information to be disclosed or made available to each other in connection with the activities under such Development and Marketing Agreement and the business of STA.

Whereas, the parties desire to assure the confidential status of the information which may be disclosed to each other;

Now Therefore, in reliance upon and in consideration of the following undertakings, the parties agree as follows:

1.Subject to the limitations set forth in Paragraph 2, all information disclosed to another party to this Agreement shall be deemed to be "Proprietary Information." The term "Proprietary Information" shall include trade secrets, confidential knowledge, data or any other proprietary information. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, compounds, cell lines, know-how, improvements, discoveries, developments, test results, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of employees of a party.

2.The term "Proprietary Information" shall not be deemed to include information which the receiving party can demonstrate by competent written proof: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (ii) is known by the receiving party at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; or (iv) is independently developed by the receiving party without any breach of this Agreement.

3.Each party shall maintain in trust and confidence and not disclose to any third party, or use for any purpose other than activities under such Development and Marketing Agreement and the business of STA, any Proprietary Information received from the other party. Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. No other rights or licenses to trademarks, inventions, copyrights, or patents are implied or granted under this Non-Disclosure Agreement.

4.Proprietary Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement.

5.The responsibilities of the parties are limited to using their reasonable and best efforts to protect the Proprietary Information received with the same degree of care used to protect their own Proprietary Information from unauthorized use or disclosure. Each party shall advise its employees or agents who might have access to such Proprietary Information of the confidential nature thereof. No Proprietary Information shall be disclosed to any officer, employee or agent of either party who does not have a need for such information.

6.All Proprietary Information (including all copies thereof) shall remain the property of the disclosing party, and shall be returned to the disclosing party after the receiving party's need for it has expired, or upon request of the disclosing party, and in any event, upon completion or termination of this Agreement.

7.Notwithstanding any other provision of this Agreement, disclosure of Proprietary Information shall not be precluded to the extent such disclosure is required to be disclosed by the Receiving Party by judicial action provided that the receiving party shall immediately notify the disclosing party of any such action and the disclosing party shall have the opportunity to pursue all reasonable legal remedies to maintain such information in secret.

8.This Agreement shall continue in full force and effect for so long as the parties continue to exchange Proprietary Information. The termination of this Agreement shall not relieve either party of the obligations imposed by this Agreement with respect to Proprietary Information disclosed prior to the effective date of such termination, and the provisions of these paragraphs shall survive the termination of this Agreement.

9.This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and to be performed entirely in California by California residents.

10.This Agreement contains the entire agreement of the parties concerning use and protection of Proprietary Information and may not be changed, modified, amended or supplemented except by a written instrument signed by each party.

11.Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by another party, including, without limitation, the actual or threatened disclosure of a disclosing party's Proprietary Information without the prior express written consent of the disclosing party, the disclosing party will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each party hereby agrees that such other party shall be entitled to specific performance of a receiving party's obligations under this Agreement, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.